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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm—Ernst & Young LLP

           We consent to the incorporation by reference in the Registration Statements Form S-3 (No.333-121562) and Form S-8 (Nos. 333-12025, 333-68128, 333-83650, 333-106647, 333-117070, 333-117137, 333-128113 and 333-136575) of Impac Mortgage Holdings, Inc. and in the related Prospectuses of our report dated May 19, 2008, with respect to the consolidated financial statements as of December 31, 2007 and for the two years in the period ended December 31, 2007 of Impac Mortgage Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

                          /s/ ERNST & YOUNG LLP

Orange County, California
March 12, 2009

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Consent of Independent Registered Public Accounting Firm—Ernst & Young LLP